[WFA Logo]
Wells Fargo Advantage Funds
525 Market Street, 12th Floor
San Francisco, CA 94105

November 12, 2014

Filing Desk

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Wells Fargo Advantage Global Dividend Opportunity Fund – File No. 811-22005

Dear Sir or Madam:

Pursuant to Rule 17g-1(g)(1)(B) of the Investment Company Act of 1940, we are filing on behalf of Wells Fargo Advantage Global Dividend Opportunity Fund (the “Trust”) an amendment to the joint insured fidelity bond to which the Trust is a named insured.

There have been no other amendments to the documents and information relating to the joint insured fidelity bond previously filed on October 30, 2014.

Sincerely,

/s/ Johanne Castro

Johanne Castro

Assistant Secretary

NOT FDIC INSURED-NO BANK GUARANTEE-MAY LOSE VALUE